Filed Pursuant to Rule 433

Issuer Free Writing Prospectus dated November 5, 2025

Relating to Preliminary Prospectus Supplement dated November 5, 2025

Registration Statement No. 333-291169

MATTEL, INC.

Final Term Sheet

Dated November 5, 2025

$600,000,000 5.000% Senior Notes due 2030

Issuer:	Mattel, Inc.

Principal Amount:	$600,000,000

Trade Date:	November 5, 2025

Settlement Date (T+7)*:	November 17, 2025

Maturity Date:	November 17, 2030

Ratings** (Moody’s/S&P/Fitch):	Baa3 (Stable) / BBB (Stable) / BBB- (Stable)

Coupon (Interest Rate):	5.000% per annum

Interest Payment Dates:	May 17 and November 17 of each year, beginning on May 17, 2026

Record Dates:	May 1 and November 1

Benchmark Treasury:	UST 3.625% due October 31, 2030

Benchmark Treasury Price / Yield:	99-11% / 3.767%

Spread to Benchmark Treasury:	+130 basis points

Yield to Maturity:	5.067%

Public Offering Price:	99.707% of principal amount, plus accrued interest from the expected Settlement Date

Optional Redemption:	At any time prior to October 17, 2030 at the greater of: (1) (i) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the Notes matured on October 17, 2030) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 20 basis points less (ii) interest accrued to the date of redemption, and (2) 100% of the principal amount of the Notes to be redeemed, plus, in either case, accrued and unpaid interest thereon to (but not including) the redemption date.

Par Call Provision:	At any date on or after October 17, 2030 (one month prior to the Maturity Date), the Notes will be redeemable, in whole or in part, at par, plus accrued and unpaid interest, if any, to (but not including) the redemption date.

Change of Control:	The occurrence of a Change of Control Triggering Event (as defined in the Preliminary Prospectus Supplement) will require the Issuer to offer to repurchase the Notes at 101% of the principal amount of the Notes, plus accrued and unpaid interest on the Notes, if any, to (but not including) the date of repurchase.

CUSIP / ISIN:	577081 BG6 / US577081BG67

Joint Book-Running Managers:	BofA Securities, Inc. Citigroup Global Markets Inc. Wells Fargo Securities, LLC Goldman Sachs & Co. LLC Mizuho Securities USA LLC MUFG Securities Americas Inc. RBC Capital Markets, LLC

Co-Managers:	HSBC Securities (USA) Inc. Huntington Securities, Inc. KeyBanc Capital Markets Inc. M&T Securities, Inc. Scotia Capital (USA) Inc.

*

We expect that delivery of the Notes will be made against payment therefor on the seventh business day following the date hereof (such settlement cycle being referred to as “T+7”). Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in one business day, unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade Notes prior to the first business day preceding the settlement date will be required, by virtue of the fact that the Notes initially will settle in T+7, to specify alternative settlement arrangements to prevent a failed settlement. Such purchasers should consult their own advisors.

**	Note: A security rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawn at any time.

Any capitalized term used in this Final Term Sheet but not defined herein has the meaning assigned to such term in the preliminary prospectus supplement, dated November 5, 2025, relating to the Notes offered hereby.

The Issuer has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the preliminary prospectus supplement and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling BofA Securities, Inc. toll-free at (800) 294-1322, Citigroup Global Markets Inc. toll-free at (800) 831-9146, Wells Fargo Securities, LLC toll-free at (800) 645-3751 or Goldman Sachs & Co. LLC toll-free at (866) 471-2526.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.